EXHIBIT 99

FOR IMMEDIATE RELEASE                         Contact:  Mr. Charles R. Ofner
                                                              (281) 496-5000

       Reading & Bates Awarded Contract in Southeast Asia

September 25, 1997, Houston, Texas..Reading & Bates Corporation (RB-NYSE) announced today that the 300 foot cantilever jackup "Roger W. Mowell" has been awarded a one year drilling contract by an operator in Indonesia. Total contract value for this period is estimated at approximately $32 million with commencement approximately mid October 1997, following the unit's mobilization from the Adriatic Sea.

Paul B. Loyd, Jr., the Company's Chairman, Chief Executive Officer and President stated, "We are very pleased to have been awarded this work since Reading & Bates' relationship in Indonesia with the operator dates all the way back to the late 1960's. This contract and the recent award in Indonesia for the sister jackup "Harvey H. Ward" represent yet another rate level for Reading & Bates jackups and thus reemphasizes the importance to the Company of our fleet of nine high specification cantilever jackups, a segment that continues to strengthen in the offshore drilling market."

Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company--R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

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